Exhibit 1.1

Auxin Solar 5891 Rue Ferrari San Jose, CA 95138, USA +1 408-868-4380 (Phone) +1 408-868-4933 (Fax)

Letter Of Intent (LOI)

Date:  Feb. 26th , 2013

In regards to discussion between the Parties of Auxin Solar LLC (“Auxin”) and GIA Investments Corp.  (“GIA”), (the Parties) concerning solar project development and solar installation in residential, commercial, and ground mount solar systems.

This is a Letter Of Intent between Auxin and GIA.

Auxin has secured a 20MW solar power plant project in Lao PDR (“Lao”). Auxin is working on securing 75% of project funding cost from US EXIM Bank (“EXIM”) for the debt financing. GIA will provide 25% of project funding cost for the equity financing. GIA will make its 25% investment once the 75% debt finance is in place from EXIM. The Government of Lao will purchase the power from the 20MW power plant at a rate of US$0.25/kWh for 20 years with an escalation of 2% annually.

For Auxin:	For GIA:
Auxin Solar LLC 5891 Rue Ferrari San Jose, CA 95138 USA ______________________________ By: Ms. Sherry Tai Its: CEO Dated: Feb. 26th , 2013	GIA Investments Corp. Rm. B1, 14F., No.85, Sec. 4, Ren’Ai Rd., Xinyi Dist., Taipei City 110, Taiwan (R.O.C.) ______________________________ By: Mr. Heer Hsiao Its: Director Dated: Feb. 26th , 2013

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